Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 1 to Registration Statement No. 333-219184 of our report dated March 15, 2017, relating to the consolidated financial statements of Zealand Pharma A/S and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement of the 2015 consolidated financial statements to correct certain misstatements as described in Note 1 of such consolidated financial statements) appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.

Copenhagen, August 1, 2017

Deloitte

Statsautoriseret Revisionspartnerselskab

CVR no. 33963556

/s/ Martin Norin Faarborg	/s/ Sumit Sudan
State Authorised	State Authorised
Public Accountant	Public Accountant